Exhibit 99.1

FOR IMMEDIATE RELEASE
Life Time President and CFO, Tom Bergmann, to Retire from Company on December 31, 2022; Company Also Named Robert Houghton Executive Vice President and CFO Effective August 28, 2022;
Bergmann to Remain President and Assist with Transition through End of Year
CHANHASSEN, Minn. (August 29, 2022) – Life Time® Group Holdings, Inc. (“Life Time,” “we,” “our,” or the “Company”) (NYSE: LTH) today announced that President and Chief Financial Officer, Thomas (Tom) Bergmann, has decided to retire from the Company on December 31, 2022. In conjunction with Bergmann’s retirement, the Company also announced that Robert (Bob) Houghton has been named Executive Vice President and Chief Financial Officer effective August 28, 2022. Bergmann relinquished his Chief Financial Officer role concurrent with Houghton’s election and will remain President to support the transition through the end of 2022.
Bergmann joined Life Time in February 2016 as President and Chief Financial Officer. His operational and financial leadership has played a central role in the Company’s continued expansion and growth, positioning Life Time well for the future. In addition to building a strong finance team, he also led significant equity and debt transactions for the Company, including minority equity investments, multiple debt capital market transactions and the October 2021 initial public offering.
Houghton brings to Life Time broad experience in finance, extensive financial planning and analysis (FP&A) skills and senior leadership experience, having served as Senior Vice President – Finance at United Natural Foods, Inc. (UNFI), a North American distributor of natural and conventional grocery and non-food products, since May 2020. While at UNFI, Houghton led the strategy, development and execution of enterprise-wide FP&A, investor relations, financial systems, finance integration and business continuity programs. Prior to that, he served as Vice President – Corporate Finance and Treasurer and Vice President – Investor Relations for C.H. Robinson, a global third-party logistics company, from 2018 to April 2020. Houghton also held finance leadership roles with Sherwin-Williams, Valspar, General Mills and International Paper Company between 1993 and 2018.
Commenting on Bergmann’s retirement from Life Time and Houghton joining the Company, Life Time Founder, Chairman and Chief Executive Officer, Bahram Akradi, said, “I want to thank Tom for his tremendous leadership and contributions as a member of our executive leadership team. I’m very grateful for his partnership, particularly as we returned to the public market last year and navigated our way through the significant impact of the pandemic. I’m also pleased to welcome Bob to our executive leadership team. With his proven track record in financial leadership and FP&A expertise, I look forward to the impact he will have in guiding our finance functions as we continue to build our highly coveted healthy way of life company and brand with unwavering commitment to serve members and shareholders.”
About Life Time®
Life Time (NYSE: LTH) empowers people to live healthy, happy lives through its portfolio of nearly 160 athletic country clubs across the United States and Canada. The Company’s healthy way of life communities address all aspects of healthy living, healthy aging and healthy entertainment for those 90 days to 90+ years with integrity and respect for everyone. With a team of more than 30,000, Life Time is committed to providing the best programs and experiences through its athletic country clubs, iconic athletic events and via a complementary, comprehensive digital platform.
Contacts
Investors: John Rouleau, ICR // investorrelations@lifetime.life
Media: Jason Thunstrom, Life Time Corporate Communications // jthunstrom@lifetime.life or 952-229-7435